Exhibit 99.2

Lexington Realty Trust – UNEDITED TRANSCRIPT

Q4 2016 Earnings Call

Company Participants
T. Wilson Eglin, Chief Executive Officer and President

Patrick Carroll, Chief Financial Officer

Heather Gentry, Senior Vice President of Investor Relations

Operator:
Greetings and welcome to the Lexington Realty Trust Fourth Quarter 2016 Earnings Call and Webcast. (Operator Instructions).I would now like to turn the conference over to Miss Heather Gentry, Investor Relations. Please go ahead, ma'am.

Heather Gentry:

Thank you, operator. Welcome to the Lexington Realty Trust fourth-quarter 2016 conference call. The earnings release was distributed this morning, and both the release and supplemental disclosure package that detail this quarter's results are available on our website at www.lxp.com in the Investor section and will be furnished to the SEC on our Form 8-K.

Certain statements made during this conference call regarding future events and expected results may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Lexington believes that these statements are based on reasonable assumptions. However, certain factors and risks, including those included in today's earnings press release and those described in reports that Lexington files with the SEC from time to time, could cause Lexington's actual results to differ materially from those expressed or implied by such statements. Except as required by law, Lexington does not undertake a duty to update any forward-looking statements.

In the earnings press release and supplemental disclosure package, Lexington has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure. Any references in these documents to adjusted Company FFO refer to adjusted Company FFO available to all equityholders and unitholders on a fully diluted basis. Operating performance measures of an individual investment are not intended to be viewed as presenting a numerical measure of Lexington's historical or future financial performance, financial position, or cash flow.

Joining me on today's call to discuss Lexington's fourth-quarter 2016 results are Will Eglin, Chief Executive Officer; Pat Carroll, Chief Financial Officer; and other executive members of management. I'll now turn the call over to Pat, who will discuss the details related to last week's press release regarding the rescheduling of this earnings call.

Patrick Carroll:

Thanks, Heather. Good morning, everyone. As indicated in last Tuesday's release, we postponed our fourth-quarter and full-year financial results and conference call from February 23 to this morning as we were still evaluating the treatment of a $7.7 million lease termination payment we received in the quarter ended June 30, 2016.

This payment related to our Westlake, Texas, facility and was initially amortized into revenue starting in the first quarter of 2016 through June 30, 2021, which is the term of the lease with the replacement tenant. Upon further evaluation, we determined that the $7.7 million lease termination payment should have been fully taken into income in the quarter ended June 30, 2016.

You will find in note 20 to our financial statements contained in our Form 10-K filed this morning we have restated the total gross revenues and net income and loss for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, to reflect this treatment. I'll now turn the call over to Will.

Will Eglin:

Thanks, Pat, and hello and good morning to everyone and welcome to our fourth-quarter 2016 earnings call and webcast. Our fourth-quarter results rounded out a year of continued progress and success for Lexington. Over the past 12 months, we enhanced and simplified our portfolio through focusing our investment activities on industrial properties and successfully completing our 2016 dispositions program.

Our leasing activity was strong, and renewal rents increased on both a GAAP and cash basis. We strengthened our balance sheet flexibility by reducing our leverage to its lowest level in recent years, and our outstanding debt is currently all at fixed rates. We took advantage of our share buyback plan earlier in the year, and our ATM later in the year, at what we believe to be opportune times in the market. And finally, we raised our common share dividend for the first time since 2014. We are very proud of our team and their hard work and we continue to move towards what we believe is the best version of our Company.

So let's take a closer look at certain key areas of our business for the quarter and 2016, as well as our 2017 expectations. Dispositions for the quarter, which consisted of nine office properties, totaled $87.1 million. This brought 2016 consolidated asset dispositions to $663 million at GAAP and cash cap rates of 10.2% and 5.1%, respectively. We approached the high end of our 2016 dispositions guidance of $600 million to $700 million, with pricing coming in better than our initial estimated cash cap rate range of 5.75% to 6.5%.

Subsequent to the end of the fourth quarter, we have sold $89 million of assets at average GAAP and cash cap rates of 10% and 10.2%. These sales were a mix of non-core assets consisting of one retail property, one industrial property, one vacant building, and three office assets where we were able to obtain favorable pricing on a per-square-foot basis in spite of their short-term leases. In addition, we sold our position in a non-consolidated property and collected approximately $15 million. Including the subsequent property dispositions I just mentioned, we expect to sell approximately $250 million to $300 million of properties in 2017 at average GAAP and cash cap rates in the range of 7.8% to 8.3% and 8.4% to 8.9%, respectively. While cap rate ranges will be higher for dispositions in 2017 compared to 2016, we view our 2016 and 2017 dispositions plan as a combined plan within our overall business strategy. And if we look at the two years together, the average GAAP and cash cap rates are expected to be approximately 9.5% and 6%, respectively. Dispositions will include a mix of multi-tenant and vacant office buildings, office buildings with short-term leases, and other single-tenant assets where we believe we can extract significant value. Our goal is to continue reworking our office footprint so that our office leasing opportunities are concentrated in fewer markets, and to ultimately have a better revenue balance between office and industrial assets. In an effort to further simplify the portfolio, we also sold our Kennewick loan subsequent to the quarter for $80.4 million.

While a major focus for 2016 was on our disposition plan, we experienced healthy activity on the investment front and favorable pricing on the sales side which allowed us to capture attractive reinvestment spreads. During the quarter, we acquired two industrial properties for $98 million which includes a 770,000-square-foot Amazon distribution facility and a 188,000-square-foot freezer facility leased to Aryzta, the largest manufacturer of frozen pizzas in North America. We also completed the majority of our Dow Chemical office build-to-suit in the fourth quarter for $78 million and subsequently completed the remaining building in early 2017. Lastly, we committed to two long-term leased industrial forward purchases for $72 million, both of which we expect to be completed in 2017. Total investment activity for 2016 was $390 million at GAAP and cash cap rates of 7.6% and 6.8%, respectively, with an approximate weighted-average lease term of 18 years.

Subsequent to the end of the quarter, we closed on two industrial assets for approximately $51 million. This included a 742,000-square-foot facility in a sub-market of Indianapolis leased for 7 years to Continental Tire and a 447,000-square-foot facility leased to Amazon for 10 years in a sub-market of Kansas City, Kansas. Current 2017 investment commitments, combined with the most recent acquisitions and properties under contract, are approximately $300 million at average GAAP and cash cap rates of 8.6% and 7.3%, respectively.

We are optimistic moving into 2017 as we believe economic prospects are likely to improve and our underwriting is slightly less defensive than it has been in recent years. Accordingly, as we build our investment pipeline, we expect there will be a mix of 15- to 20-year leases, coupled with some shorter-term leases, typically of 7 to 10 years in duration, in warehouse and distribution properties. Investment activity has been, and we expect will continue to be, more focused on the industrial sector. While these assets tend to generate less current yields than build-to-suit office, we believe fundamentals are solid and we are very interested in adding high-quality properties in strong industrial markets to the portfolio. We are currently evaluating approximately $300 million of new industrial investments and continue to look at new opportunities to add to our pipeline. We haven't seen much of a repricing in the market at this point, but we continually monitor pricing and remain mindful of asset valuations. In an effort to add current yield to the portfolio, we will continue to participate in office build-to-suit opportunities with long-term leases.

Moving on to leases, we leased approximately 700,000 square feet during the quarter for a total of 4.7 million square feet for the year. Renewals on GAAP and cash rents increased approximately 5% and 4%, respectively, for the quarter, and 3% and 2%, respectively, for the year. Occupancy was at 96% at year end and in the range we anticipated it would be the same time last year. Major lease extensions signed during the quarter included United Healthcare for 142,500 square feet in San Antonio, Texas, and Bay Valley Foods for 300,500 square feet in Plymouth, Indiana. Negotiations with Arrow Electronics and New Cingular continue to progress, and we are optimistic that they will be completed soon. That would leave us with four meaningful move-outs in 2017 which we have discussed on previous calls. Two office properties, Roche Diagnostics in Fishers, Indiana, and Transocean in Houston, Texas, had leases which expired at the end of January. We are pleased to report that, subsequent to the quarter, we leased approximately 54,000 square feet, or about 35% of the Houston property. We continue to actively market these properties along with our two industrial properties in Des Moines, Iowa, leased to HP, and in High Point, North Carolina, leased to Steelcase, whose leases expire at the end of April and at the end of September, respectively. We have already done a great deal of work on 2017 expirations and currently have eight single-tenant properties left to lease or sell. Vacant square footage to lease or sell represented approximately 4% of the overall portfolio at quarter end. Our asset management team continues to work through these vacancies in addition to managing our shorter duration lease portfolio, with particular emphasis on 2018 and 2019 lease expirations. Our weighted-average lease term at the end of the fourth quarter was 8.6 years. We expect this number to grow as we sell shorter-term lease properties and add longer-lease build-to-suit properties and purchases to our existing portfolio. Currently, 76% of our lease revenue has some type of built-in escalations, and we believe our expirations are fairly well balanced.

I want to quickly touch on balance sheet and capital markets. We worked hard this past year on improving the balance sheet, ending the year at 5.2 times net debt to adjusted EBITDA, our lowest level in recent years. We have great balance sheet flexibility moving into 2017 and continue to be mindful of the value of operating with low leverage. Our ATM was reinstated in late November, and under the program we sold approximately 1 million shares in the fourth quarter at an average price of $10.75 per share. We sold an additional 1.6 million shares at an average price of $10.89 per share subsequent to the end of the quarter. If you remember, we bought approximately 1.2 million shares earlier in 2016 through our share buyback plan at an average price of $7.56 per share.

For the fourth quarter, net income was $0.06 per diluted common share and adjusted Company FFO was $0.24 per diluted common share, bringing our 2016 net income to $0.37 per diluted common share and adjusted Company FFO to $1.14 per diluted common share. This higher-than-anticipated adjusted Company FFO is primarily the result of the treatment of the lease termination payment Pat discussed earlier which contributed an additional $0.03 per diluted common share to adjusted Company FFO. 2017 adjusted Company FFO will come down from the prior year, which Pat will discuss in more detail shortly.

In summary, a fair amount of heavy lifting was accomplished in 2016. We entered 2017 with an improved and simpler portfolio, a strong balance sheet with low leverage and ample liquidity, and a good portion of scheduled 2017 lease expirations behind us. To date, we have committed to approximately $300 million of new investments, and our focus is on sourcing industrial assets and office build-to-suit opportunities.

We intend to sell approximately $250 million to $350 million of non-core and other properties, as we move closer to becoming a pure-play, single-tenant office and industrial REIT. As always, we remain highly focused on managing our shorter lease term office portfolio and leasing up vacant properties. 2017 occupancy will fluctuate, depending on the timing of sales and acquisitions and the releasing of vacant space, but we anticipate it should remain at or about 96% by year end.

From a balance sheet perspective, we expect leverage to stay under 6 times net debt to adjusted EBITDA. And while we would like to be a net acquirer of property this year, this will largely depend on market conditions and pricing. Dispositions could also increase this year to the extent match funding makes more sense than raising capital from a pricing standpoint. With that I'll now turn the call back over to Pat who will review our financial results and 2017 guidance in more detail.

Patrick Carroll:

Thanks, Will. Gross revenues for the quarter ended December 31, 2016, were $95.3 million compared with gross revenues of $106.6 million for the same time period in 2015. Gross revenues for the year ended December 31, 2016, totaled $429.5 million compared to $430.8 million for the same time period in 2015. The decreases in both periods are primarily attributable to the sale of properties, including the New York City land investments offset by acquisitions.

Net income attributable to common shareholders for the quarter ended December 31, 2016, was $0.06 per diluted common share, or $14.4 million, compared to net income attributable to common shareholders of $0.14 per common diluted share, or $33.2 million, for the same time period in 2015. We recognized approximately $24 million of impairment charges during the fourth quarter of 2016, primarily related to a tenant's lease termination in Rock Hill, South Carolina, in connection with a liquidation.

Net income attributable to common shareholders for the year ended December 31, 2016, was $0.37 per diluted common share, or $89.1 million, compared to net income attributable to common shareholders of $0.45 per diluted common share, or $105.1 million, for the same time period in 2015. Our 2017 guidance for net income attributable to common shareholders is expected to be within a range of $0.64 to $0.67 per fully diluted common share.

Adjusted Company FFO for the quarter was approximately $59.7 million, or $0.24 per diluted common share, compared to $69.6 million, or $0.29 per diluted common share, for the same time period in 2015. The decrease was primarily attributable to the sale of the New York City land investments and other dispositions. For the year ended December 31, 2016, we generated adjusted Company FFO of $277.7 million, or $1.14 per common diluted share, compared to $268 million, or $1.10 per diluted common share, compared to 2015. The increase was primarily related to the net impact of acquisitions and dispositions, and the treatment of the $7.7 million lease termination payment previously mentioned.

We provided initial 2017 adjusted Company FFO guidance this morning in the range of $0.94 to $0.98 per diluted common share. The decrease from 2016 adjusted Company FFO is primarily a result of the 2016 sales of the New York City land investments, the timing, volume, and cap rates of acquisitions and dispositions, occupancy, and the treatment of the $7.7 million lease termination payment. The land investments contribute $0.11 per diluted common share to 2016 adjusted Company FFO, due primarily to the straight-lining of rent over the 99-year lease term, and the lease termination payment contributed $0.03 per diluted common share.

With respect to occupancy, the four significant tenant move-outs and the recently vacated property in Rock Hill, South Carolina, generated approximately $14.1 million, or about $0.06 per diluted common share of adjusted Company FFO in 2016. And we anticipate that these properties will generate little if any adjusted Company FFO in 2017 after approximately $2.2 million of expected operating costs. Our guidance assumes these properties are not re-leased once the in-place leases expire.

Additional guidance assumptions include, but are not limited to, $250 million to $300 million of property dispositions; $300 million of 2017 investment commitments, including acquired properties of properties under contract; and a diluted share count of approximately $246 million. In addition, we expect to reinvest the proceeds from the Kennewick loan sale. This guidance does not account for acquisitions that are not yet in the pipeline or the leasing of currently vacant space. Please keep in mind, both net income and adjusted Company FFO guidance is forward looking, excludes the impact of certain items based on current expectations, and is always subject to change.

For the quarter ended December 31, 2016, GAAP rents were in excess of cash rents by approximately $1.1 million. And for the year ended December 31, 2016, GAAP rents were in excess of cash rents by approximately $34 million. This relates primarily to the straight-lining of tenant rents. On page 20 of the supplement, we have included our estimates of both GAAP and cash rents for 2017 and 2018 for leases in place at December 31, 2016. This does not assume any tenant re-leasing of vacant space, tenant lease extensions on properties with scheduled lease expirations, property sales, or property acquisitions.

Same-store net operating income was $248.1 million for the year ended December 31, 2016, compared to $249.6 million for the same time period in 2015. This slight decrease is primarily the result of declining same-store occupancy year over year. Property operating costs decreased $1.5 million for the fourth quarter of 2016 compared to the same time period in 2015, and decreased $12.3 million for the year ended December 31, 2016, compared to the same time period in 2015, primarily due to the sale of various properties, including multi-tenanted properties for which we had operating expense responsibilities.

G&A expenses were approximately $8.1 million for the fourth quarter of 2016 and approximately $31 million for the year ended December 31, 2016. We expect G&A to remain about the same in 2017.

Moving onto the balance sheet. We ended the year in exceptionally strong position. As of December 31 we had $118 million of cash on the balance sheet, including cash classified as restricted. The cash balance is primarily a result of the timing of property sales and the restricted cash balance relates to money held at lender escrows, including to fund the construction of the remaining Dow Chemical build-to-suit building. At December 31, 2016, we had $1.9 billion of consolidated debt outstanding, which had a weighted-average interest rate of 4.1%, of which 100% is currently at fixed rate, including debt currently covered by interest rate swap agreements. Our $129.1 million of 6.8% trust preferred securities will convert to an attractive rate of three-month LIBOR plus 170 basis points in May 2017. Fixed-charge coverage at the end of the quarter was approximately 2.6 times and net debt to adjusted EBITDA was approximately 5.2 times, as of December 31, 2016. As of December 31, 2016, we have approximately $62.7 million of nonrecourse balloon mortgage payments with an average interest rate of 6% coming due in 2017, of which $22.1 million represents mortgages currently in default. Our unencumbered asset base was approximately $3.3 billion, or 73.5% of our NOI as of December 31, 2016. To recap, as part of our 2016 balance sheet strategy, we replaced shorter-term debt with longer-term fixed-rate debt, which included $254.7 million of secured debt with a weighted-average interest rate of 4.3% and a weighted-average term to maturity of 19 years. During 2016, we retired $374.1 million of secured debt and repaid the $177 million of borrowings outstanding on our $400 million revolving credit facility.

During the quarter ended December 31, 2016, we paid approximately $1.1 million in lease costs and in tenant improvement costs for a total of a $8.5 million in 2016. Our TIs and leasing cost budget for 2017 could be up to $24 million, depending on leasing and re-leasing volume. Now I'll turn the call back over to Will.

Wilson Eglin:

Thanks again, Pat. Operator, I have no further comments at this time so we are ready for you to conduct the question-and-answer portion of the call.

Operator:

(Operator Instructions). Sheila McGrath, Evercore ISI.

Sheila McGrath:

Good morning. Will, if you look at the assets that you are selling in 2017 and the under contract acquisitions, any idea roughly of what your weighted average lease term would look like towards year end? Just assuming you are at 8.6 years now?

Wilson Eglin:

I think our expectation is that it will migrate over nine years as we move through the process of selling the assets in the plan this year and acting on new opportunity.

Sheila McGrath:

And then your leverage level is lower than it has been and I guess with the recent ATM issuance, even lower. I don't think in your guidance you included any acquisitions over and above what is under contract. How much dry powder do you kind of perceive you have and what level net debt to EBITDA range do you want to operate under?

Will Eglin:

It looks to me that as we go through the year we would be in the mid-5%s. That would be our expectation as we go through the year as our business plan is currently contemplated. We have raised -- at the beginning of the year obviously a lot of disposition activity has been accomplished. Including the sale of the Kennewick loan that we accomplished recently. I think that brings our total capital raise from dispositions to about $184 million. Obviously our acquisitions closed were $51 million plus some build-to-suit fundings so far in the quarter, so we have a very strong position from a liquidity standpoint. Our credit lines are fully available. The balance sheet is in great shape.

Sheila McGrath:

Okay. And last question, Pat, if you could remind us, I know there is a piece of debt in your capital stack that the interest rate resets. Can you remind us how that will impact 2017?

Patrick Carroll:

Sure. It is roughly $129 million of debt that has maturity through 2037. It is currently at roughly 6.8%, starting in May of this year it converts to a 90 day LIBOR plus 170. So I think right now, at least last night, 90 day LIBOR was 105. So plus 170, 275 interest rate compared to 680 on $129 million of debt. It starts in May of this year.

Sheila McGrath:

Okay, great. Thank you.

Will Eglin:

Thanks Sheila.

Operator:

Anthony Paolone, JPMorgan.

Anthony Paolone:

Thanks. Good morning. On the South Carolina bankruptcy, was that expected? How did that unfold?

Patrick Carroll:

Well, no, honestly it was not expected. The company just ran into cash problems with reimbursements from the government and they liquidated.

Anthony Paolone:

Okay.

Patrick Carroll:

It was about $1.4 million of GAAP income last year, Tony.

Anthony Paolone:

Okay. Got it. And what does the watch list look like going into 2017?

Patrick Carroll:

It is actually pretty good. We do have two Gander Mountains, which, they are current in their rent to us. We have a couple of other small retailers, very small retailers that are on our watch list. They are $19,000 a month in rent, but other than that everybody is current.

Will Eglin:

Candidly, Tony, we felt like our biggest credit risk in the portfolio was on the mortgage loan on the hospital out in Kennewick, Washington. So the fact that we were able to sell that loan, we felt like was very important from a credit standpoint.

Anthony Paolone:

Okay. Got it. And then you guys have done a couple of Amazon things I think at this point. Is there a pipeline there? Is there a relationship or it just happened that you got a couple of Amazon deals as part of the regular mix?

Will Eglin:

I think for now I view it as more normal course of business, although we would be interested. We now have three buildings leased to Amazon in the portfolio. We will be trying to work those relationships to create more opportunity.

Anthony Paolone:

Okay and then in terms of as you look out to deal flow, where are you seeing the most opportunities to find deals these days?

Will Eglin:

I would say it is a balance between build-to-suit and purchases principally in the warehouse and distribution area. And the purchase opportunities seem to be clustered in the 6 to 6.5 cap area going in, and most of that is 10 year product but there is some attractive 7 year opportunities that we are looking at as well.

Anthony Paolone:

Okay. That is all I had. Thanks.

Operator:

Craig Melman, KeyBanc Capital Markets.

Laura Dickson:

This is Laura Dickson here with Craig. I just want to follow-up on the capital question earlier. How are you thinking about sources and uses in 2017, specifically using the ATM versus leverage given you're a little under-levered currently?

Will Eglin:

Yes. We don't have any meaningful debt to pay off this year, so the opportunity to shrink our leverage really isn't there. We have run the ATM a little bit. Recall that we repurchased 3.4 million shares when we were buying back stock and we have sold some shares. But I think the message this morning should be that we are relying predominantly on internally generated funds to execute the business plan this year as we have demonstrated with what we have sold so far. So it is nice that the share price has done well and rebounded from flows about a year ago, but we would still be I think expect to be stingy with respect to issuing equity.

Laura Dickson:

Okay. Would there be any assumption for unsecured debt in the year?

Will Eglin:

No, we have no plans for secured debt during the year although it is possible that we might find one or two opportunities. But there is nothing secured in the model at this point.

Laura Dickson:

Okay. And then I am curious what you are seeing in the acquisition market. If there is any movement in cap rate?

Will Eglin:

On the shorter lease side, in the industrial area, we really have not seen much of a move. On the longer lease assets, we would argue that there should be a pricing adjustment to reflect the move in the bond market in the last four or five months. Especially for forwards that might be long term, 18 months to 2 year forwards where there might be an expectation that interest rates may rise. That has not been a whole lot of build-to-suit opportunity, but we think that yield opportunities have moved in our favor on that stuff but much less so on the warehouse and distribution purchases.

Laura Dickson:

I guess in terms of the build-to-suit market are you seeing any changes in expectations from developers and have your return expectations changed?

Will Eglin:

I would say no.

Laura Dickson:

Okay. And then last one, I just want to know what you consider to be the value of your non-core portfolio now? Or how much to non-core is in your portfolio now?

Will Eglin:

It continues to shrink. I think that what we have identified for sale this year would put us much closer to being through with this process. So I would expect disposition activity in 2018 to be less than it is this year. We always want to be recycling capital and trying to upgrade the quality of the portfolio. Last year, obviously we did a very heavy lift with respect to dispositions and portfolio repositioning. This year the theme is the same but the dollar volume is less and I would expect that, that trend would continue next year. A continued focus on dispositions to upgrade the quality of the portfolio, but less of a need from a volume standpoint to get to where we want to be.

Laura Dickson:

Okay great. Thank you.

Operator:

John Guinee, Stifel Nicolaus.

John Guinee:

Great, hi Will and team. Nice quarter, nice guidance. Obviously you want to change the optics. You want to be perceived more as an industrial REIT while still having some lease duration. A year ago $11 a share was a pipe dream and now you have been pretty stable around the $11. Why not just raise or issue another 30 million or 40 million shares and hit the market hard in terms of acquiring industrial and changing the stripes?

Will Eglin:

We are changing the stripes slowly and steadily, John, and we have accomplished a lot. I think the picture that we have of our company in our mind is still one where we would argue there are several turns of multiple expansion ahead of us. Right now we have a very, very strong cash position and I don't see the value in issuing a whole lot of equity and putting cash in the bank and then running out into the market to chase transactions in a competitive acquisition environment. You are right. Our cost to capital is good and our currency is good and we will take advantages of opportunities to use it, but having a massive equity raise is not part of the plan.

John Guinee:

Got you, okay. And next I am wearing my shareholder fiduciary hat. It looks to me like your G&A is up $8 million or $10 million in the last five years. What has happened?

Pat Carroll:

John, management has compensated a lot through the issuance of lots -- no, issuance through common shares and as the share value has increased the compensation along with that has too. The governance committee and the comp committee get benchmarkings against other REITs and they are extremely diligent in making sure that management is fairly compensated and within the peer group.

John Guinee:

Got you. Nice job. Thanks.

Will Eglin:

Thank you.

Operator:

(Operator Instructions) Jon Petersen, Jefferies.

Jon Petersen:

Great. I just want to make sure I'm understanding the $7.7 million lease termination payment correctly. With your strategy focusing on long-term lease type tenants, what are they called, termination fees are fairly common. What is different about this one that caused you to report it differently?

Pat Carroll:

Well it was a termination that we received to get a new tenant in. The previous tenant occupied the property about 60% and the new tenant wanted the property all of it, 100%. So it was an opportunity to get somebody in there for 100% and the calculation of the $7.7 million was the difference between the rental streams between the two leases, plus to reimburse us for the cost that we were going to incur in getting the new tenant in, whether it is TIs and leasing commissions.

From a standpoint of accounting that's how we tied it in. To the new lease. But during the fourth-quarter close, we reevaluated that treatment and felt it was appropriate not to tie it to the new lease but to take it into income immediately in the quarter.

Jon Petersen:

Okay. That makes sense.

Pat Carroll:

And lease terminations are not a big part of our business. As a single tenant owner of property, that is not the world we live in.

Jon Petersen:

I was just asking because I know, Pat, you are a little bit of a GAAP accounting nerd so there is no way you screwed up. I just want to make sure there was something unique about this.

Pat Carroll:

I respect the nerd comment, actually, but yes, we looked at it as tied to the new one but we realized that was not the appropriate way of treating it and in our footnotes we restated the impact it had each quarter.

Jon Petersen:

Okay. Thank you. I appreciate it.

Operator:

There are no more questions at this present time. I would like to turn the call over to Will Eglin for any closing comments.

Will Eglin:

Thanks again everybody for joining us this morning. We appreciate your continued participation and support. If you would like to receive our quarterly supplemental package, please contact Heather Gentry or you can find additional information on the company on our website at www.lxp.com. And in addition, as always you may contact me or the other members of our senior management team with any questions. Thanks again.

Operator:

Thank you. The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.